                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 8-A/A

                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   BELDEN INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                         76-0412617
(State of Incorporation or organization)                    (I.R.S. Employer
                                                            Identification No.)

    701 FORSYTH BOULEVARD, SUITE 800                              63105
             ST. LOUIS, MO                                      (zip code)
(Address of principal executive offices)


If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), check       to General Instruction A.(d), check
the following box ( X )                   the following box.(   )


Securities Act registration statement file number to which this form relates:
N/A

                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                  Name of Each Exchange on Which
    to be so Registered                  Each Class is to be Registered
    -------------------                  ------------------------------
PREFERRED STOCK PURCHASE RIGHTS               NEW YORK STOCK EXCHANGE
(PURSUANT TO RIGHTS AGREEMENT
DATED AS OF JULY 6, 1995)

Securities to be registered pursuant to Section 12(g) of the Act: NONE

                  The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on July 14, 1995 (the "Original Form 8-A"), as follows:

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.


                  Item 1 to the Original Form 8-A is hereby amended by adding the following after the last paragraph of such item:

                  The Registrant and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to First Chicago Trust Company of New York, a national banking association organized under the laws of the United States) (the "Rights Agent"), entered into Amendment No. 1 to the Rights Agreement ("Amendment No. 1"), which amends the Rights Agreement, dated as of July 6, 1995 (the "Rights Agreement"), between the Registrant and the Rights Agent in order to among other things, (a) amend Section 1(a) of the Rights Agreement to provide that neither CDT nor Merger Sub nor any of their respective Affiliates or Associates (as defined in the Rights Agreement) shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby; (b) amend Section 7(a) of the Rights Agreement to insert "or (iii) the Effective Time of the Merger. For purposes of clause (iii) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of the State of Delaware pursuant to Section 1.3 of the Merger Agreement or at such later effective time as is specified in the Merger Certificate." after the existing clause (ii); (c) amend Section 1(l) of the Rights Agreement to provide that neither the execution of the Merger Agreement nor the announcement or consummation of the Merger shall constitute a Stock Acquisition Date (as defined in the Rights Agreement); (d) amend Section 3(a) of the Rights Agreement to provide that neither the execution of the Merger Agreement nor the announcement or consummation of the Merger shall constitute a Distribution Date (as defined in the Rights Agreement); and (e) amend Section 11(a)(ii) to provide that neither the execution of the Merger Agreement nor the announcement of consummation of the Merger shall permit a holder of a right to receive shares of common stock in lieu of shares of preferred stock.

                  A copy of Amendment No. 1 is attached hereto as Exhibit 2 and is incorporated herein by reference. The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1.

ITEM 2. EXHIBITS.

    Exhibit      Description
    -------      -----------

      1*         Rights Agreement, dated as of July 6, 1995, between Belden Inc.
                 and First Chicago Trust Company of New York, as Rights Agent.

      2** Amendment No. 1 to the Rights Agreement, dated as of February 4, 2004 between Belden Inc. and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to First Chicago Trust Company of New York, a national banking association organized under the laws of the United States).

* Filed as Exhibit 1 to the Registration Statement on Form 8A filed by Belden Inc. on July 14, 1995.

** Filed herewith.



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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            BELDEN INC.


                                            By: /s/ Kevin L. Bloomfield
                                               ---------------------------------
                                            Name:  Kevin L. Bloomfield
                                            Title: Vice President, Secretary and
                                                   General Counsel

Dated: February 20, 2004



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


                                  EXHIBIT INDEX


    Exhibit      Description
    -------      -----------
      1*         Rights Agreement, dated as of July 6, 1995, between Belden Inc. and
                 First Chicago Trust Company of New York, as Rights Agent.

      2**        Amendment No. 1 to the Rights Agreement, dated as of February 4,
                 2004 between Belden Inc. and Mellon Investor Services LLC, a New
                 Jersey limited liability company (as successor to First Chicago
                 Trust Company of New York, a national banking association organized under the laws of the United States).

* Filed as Exhibit 1 to the Registration Statement on Form 8A filed by Belden Inc. on July 14, 1995.

** Filed herewith.



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